Exhibit 8.1

ESCROW SERVICES AGREEMENT

This Escrow Services Agreement (this “Agreement”) is made and entered into as of November 25, 2015 by and between FundAmerica Securities, LLC (“FundAmerica Securities”, “Trustee” or “Escrow Agent”), a Delaware limited liability company, and Sun Dental Holdings, LLC, a Florida Limited Liability Company (“Issuer”).

RECITALS

WHEREAS, Issuer proposes to offer for sale to investors as disclosed in its offering circular on Form 1-A (the “Offering Document”) filed with the US Securities and Exchange Commission (the “SEC”), its common stock (the “Securities”) pursuant to Tier 2 of Regulation A under the Securities Act of 1933, as amended, either directly (issuer-direct) and/or through one or more registered broker-dealers (selling group) (the “Offering”), in the amount of at least $5,000,000.00 (the “Minimum Amount of the Offering”) and up to $20,000,000.00 (the “Maximum Amount of the Offering”).

WHEREAS, Issuer desires to establish an Escrow Account in which funds received from prospective investors (“Subscribers”) will be held during the Offering, subject to the terms and conditions of this Agreement. FundAmerica Securities agrees to serve as Trustee or Escrow Agent for the Subscribers with respect to such Escrow Account in accordance with the terms and conditions set forth herein to be held at BofI Federal Bank, a FDIC insured bank (the “Bank”), in a separately named (as defined below) account.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, it is hereby agreed as follows:

1.	Establishment of Escrow Account. Prior to the date the SEC issues a qualification for the sale of the Securities pursuant to the Offering Statement (the “Qualification Date”), the Trustee shall establish an account at BofI Federal Bank, entitled “FundAmerica Securities as Trustee for Investors in Sun Dental Holdings, LLC” (the “Escrow Account”). The Escrow Account shall be a segregated, deposit account at the Bank. All parties agree to maintain the Escrow Account and escrowed funds in a manner that is compliant with SEC Rules 10b-9 and 15c2-4, promulgated under the Securities Exchange Act of 1934, as amended.

2.	Escrow Period. The Escrow Period shall begin on the Qualification Date and shall terminate in whole or in part upon the earlier to occur of the following:

a. The date upon which subscription amounts for the Minimum Amount of the Offering required to be sold have been deposited and cleared in the Escrow Account and the Issuer has triggered a closing on those funds. Escrow shall remain open pending receipt of Securities to meet the Maximum Amount of the Offering; or

b. April 30, 2016 if the Minimum Amount of the Offering has not been reached, which the Issuer may, in its sole and exclusive discretion, extend for a period of ninety (90) days; or

c. The date upon which a determination is made by Issuer and/or their authorized representatives, including any lead broker or placement agent that may be engaged by the Issuer, to terminate the Offering prior to closing.

During the Escrow Period, the parties agree that (i) Escrow Account and escrowed funds will be held for the benefit of the Subscribers, and that (ii) the Issuer is not entitled to any funds received into escrow, and that no amounts deposited into the Escrow Account shall become the property of Issuer or any other entity, or be subject to any debts, liens or encumbrances of any kind of Issuer or any other entity, until the contingency has been satisfied by the sale of the Minimum of such Securities to such investors in bona fide transactions that are fully paid for, as specified in the offering documents.

In addition, Issuer and Escrow Agent acknowledge that the total funds raised cannot exceed the Maximum Amount of the Offering permitted by the Offering Memorandum. Issuer represents that no funds have yet been raised for Sun Dental Holdings, LLC and that all funds to be raised for the Offering will be deposited in the Escrow Account established by FundAmerica Securities at the Bank.

3.	Deposits into the Escrow Account. All Subscribers will be instructed by Issuer or its agents to transfer funds by wire or ACH directly into the Escrow Account. Trustee shall cause the Bank to process all Escrow Amounts for collection through the banking system and shall maintain an accounting of each deposit posted to its ledger, which also sets forth, among other things, each Subscriber’s name and address, the quantity of Securities purchased, and the amount paid. All monies so deposited in the Escrow Account and which have cleared the banking system are hereinafter referred to as the “Escrow Amount.” Issuer or its agents shall promptly, concurrent with any new or modified subscription, provide Trustee with a copy of the Subscriber’s signed subscription agreement and other information as may be reasonably requested by Trustee in the performance of its duties under this Agreement. As required by government regulations pertaining to the US Treasury, Homeland Security, the Internal Revenue Service and the SEC, federal law requires financial institutions to obtain, reasonably verify and record information that identifies each person (natural person or legal entity, including its authorized persons) who funds and executes Securities transactions. Information requested of the Issuer and Subscribers will be typical information requested in the gathering and verification guidelines and best practices promulgated by anti-money laundering (“AML”) rules and regulations and those regulatory agencies that enforce them.

Trustee reserves the right to deny, suspend or terminate participation in the Escrow Account of any Subscriber to the extent Trustee deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with securities industry laws, rules, regulations or best practices. Trustee may at any time reject or return funds to any Subscriber (i) that do not clear background checks (anti-

money laundering, USA PATRIOT Act, social security number issues, etc.) to the satisfaction of Trustee, in its sole and absolute discretion, or, (ii) for which Trustee determines, in its sole discretion, that it would be improper or unlawful for Trustee to accept or hold the applicable Subscriber’s funds, as Trustee, due to, among other possible issues, issues with the Subscriber or the source of the Subscriber’s funds. Trustee shall promptly inform Issuer of any such return or rejection.

4.	Disbursements from the Escrow Account. In the event Trustee does not receive the Minimum Amount of the Offering on or prior to the termination of the Escrow Period, Trustee shall terminate Escrow and make a full and prompt return of funds so that refunds are made to each Subscriber in the exact amount received from said Subscriber, without deduction, penalty, or expense to Subscriber.

In the event Trustee receives cleared funds for at least the Minimum Amount of the Offering prior to the termination of the Escrow Period and Trustee receives a written instruction from Issuer (generally via notification in the API), Trustee shall, pursuant to those instructions, distribute funds from such Escrow Amount pursuant to the instructions of Issuer. Issuer acknowledges that there is a 24-hour (one business day) processing time once a request has been received to break Escrow. Issuer’s written instructions to Trustee shall certify that all conditions set forth in the Offering Statement for release of funds have been met for a closing of the Offering and include a schedule of deductions from the Escrow Account for any broker fees and other funds for management and offering and selling expenses from the gross proceeds of the Escrow Account prior to remitting such funds, if and when due, to Issuer. Trustee is hereby directed to remit such funds as directed by Issuer directly to the broker(s) and other parties, if any, to which they are due. Net proceeds (meaning gross proceeds less amounts remitted pursuant to Issuer’s instructions to brokers and other parties, and interest earned or accumulated in the Escrow Account) will then be remitted to Issuer as described above. Furthermore, Issuer directs Trustee to accept instructions regarding fees from any registered securities broker in the syndicate, if any.

5.	Collection Procedure. Any Subscriber funds which fail to clear or are subsequently reversed, including but not limited to ACH chargebacks and wire recalls, shall be debited to the Escrow Account, with such debits reflected on the Escrow ledger. Any and all fees paid by Issuer for funds receipt and processing are non-refundable, regardless of whether ultimately cleared, failed, rescinded, returned or recalled. In the event of any Subscriber refunds, returns or recalls after funds have already been remitted to Issuer, then Issuer hereby agrees to immediately and without delay or dispute address such situation directly with said Subscriber, including taking whatever actions necessary to return such funds to Subscriber, but Issuer shall not involve Trustee in any such disputes.

6.	Investment of Escrow Amount. Trustee may, at its discretion, invest any or all of the Escrow account balance as permitted under SEC Rule 15c2-4. This generally means short term investments in: (1) bank accounts, (2) bank money-market accounts, (3) short term certificates of deposit issued by a bank, and/or (4) short-term securities issued or guaranteed by the U S Government. Interest accumulated on the balances is the property of Trustee as part of its Escrow Administration Fee.

7.

Escrow Administration Fees, Compensation of Trustee. Trustee will charge escrow administration fees to Issuer as follows: $225.00 set up, plus $25 per month for bank account fee, plus any applicable fees for fund transfers (ACH $5.50; wire $15.00)

AML checks (domestic investor $2.00, international investor $60.00), bad actor checks ($45.00 for issuer plus $45.00 per each person); electronic signature ($3.00 per document); and outbound funds fees — for each transmittal of funds to the Issuer upon the closing of a successful Offering $15 per wire, which Issuer is liable to Trustee to pay and agrees to pay Trustee, regardless of whether Issuer has entered an agreement that said fees are to be paid by a funding platform, lead syndicate broker or another representative of Issuer. The set-up fee are due immediately upon receipt of this Agreement, and are not contingent in any way on the success or failure of the Offering. Additional per-Subscription processing fees, as applicable, will be due and payable upon release of funds from Escrow. Furthermore, Trustee is exclusively entitled to retain as part of its compensation, any and all investment interest, gains and other income earned pursuant to item 6 above. No fees, charges or expense reimbursements of Trustee are reimbursable, and are not subject to pro-rata analysis. All fees and charges, if not paid by a representative of Issuer (e.g. funding platform, lead syndicate broker, etc.), may be made via either the Issuers credit card or ACH information on file with FundAmerica Securities. It is acknowledged and agreed that no fees, reimbursement for costs and expenses, indemnification for any damages incurred by the Issuer or the Trustee shall be paid out of or chargeable to the investor funds on deposit in the escrow account.

8.	Term and Termination. This Agreement will remain in full force during the Escrow Period. Even after this Agreement is terminated, certain provisions will remain in effect, including, but not limited to, items 3, 4, 5, 9, 10 and 12 of this Agreement.

9.	Binding Arbitration, Applicable Law and Venue, Attorneys Fees: This Agreement is governed by, and will be interpreted and enforced in accordance with the regulations of the SEC and FINRA, and laws of the State of New York, without regard to principles of conflict of laws. Any claim or dispute arising under this Agreement may only be brought in arbitration, pursuant to the rules of the Financial Industry Regulatory Authority (“FINRA”), with venue in New York City, New York. Each of the parties hereby consents to this method of dispute resolution, as well as jurisdiction, and waives any right it may have to object to either the method, venue or jurisdiction for such claim or dispute. Any award an arbitrator makes will be final and binding on all parties and judgment on it may be entered in any court having jurisdiction. Furthermore, the prevailing party shall be entitled to recover damages plus reasonable attorney’s fees.

10.	Liability. The Trustee shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by it, except in the case of willful misconduct or gross negligence. The Trustee shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrow Amounts, the Fund or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the Fund or any part thereof.

11.	Indemnity. You agree to defend, indemnify and hold FundAmerica Securities and its affiliates (including FundAmerica Technologies, LLC), directors, employees, service providers, advertisers, officers, agents, and partners and third-party service providers, including BofI Federal Bank harmless from any loss, liability, claim, or demand, including reasonable attorney’s fees, made by any third party due to or arising out of this Agreement and/or arising from a breach of any provision in this Agreement. This defense and indemnification obligation will survive termination of this Agreement. FundAmerica Securities reserves the right to assume, at its sole expense, the exclusive defense and control of any such claim or action and all negotiations for settlement or compromise, and you agree to reasonably cooperate with FundAmerica Securities in the defense of any such claim, action, settlement or compromise negotiations, as requested by FundAmerica Securities.

12.	Entire Agreement, Severability and Force Majeure. This Agreement contains the entire agreement between Issuer and FundAmerica Securities regarding the Escrow Account. If any provision of this Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect. Furthermore, no party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruptions, vendor failures (including information technology providers), or other similar causes.

13.	Changes. Trustee may, at its sole discretion, comply with any new, changed, or reinterpreted regulatory or legal rules, laws or regulations, and any interpretations thereof, and without necessity of notice, to modify either this Agreement and/or the Escrow Account to comply or conform to such changes or interpretations. Furthermore, all parties agree that this Agreement shall continue in full force and be valid, unchanged and binding upon any successors of FundAmerica Securities. Changes to this Agreement will be sent to you via email.

14.	Notices. Any notice to Trustee is to be sent to escrow@fundamericasecurities.com. Any notice to Issuer is to be sent to ddiasti@sundentallabs.com.

Issuer and Trustee hereby agree that all current and future notices, confirmations and other communications regarding this Escrow Services Agreement specifically, and future communications in general between the parties, may be made by email, sent to the email address of record as set forth in this Section 14 above, or as otherwise from time to time is changed or updated and disclosed to the other party, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties. If any such electronically sent communication fails to be received for any reason, including but not limited to such communications being diverted to the recipient’s spam filters by the recipients email service provider, or due to a recipients change of address, or due to technology issues by the recipients service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including but not limited to postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received. No physical, paper documents will be sent to Issuer, and if you desire physical documents then you agree to be satisfied by directly and personally printing, at your own expense, the electronically sent communication(s) and maintaining such physical records in any manner or form that you desire.

15.	Counterparts. This Agreement may be executed in several counterparts or by separate instruments and by email transmission and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

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Agreed by the undersigned as of the date set forth above by and between:

Sun Dental Holdings, LLC

By: Derek Diasti Title: Chief Executive officer

FundAmerica Securities, LLC

By: Jonathan Self Title: President

[Execution page to Escrow Services Agreement]